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                                                                      EXHIBIT 12

                     GE GLOBAL INSURANCE HOLDING CORPORATION
                                AND SUBSIDIARIES

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                         SIX MONTHS ENDED JUNE 29, 1996

                                   (Unaudited)



(In millions)

Earnings:
  Earnings before income taxes and minority interest (1)          $413
  Add:  Fixed charges (2)                                           20
                                                                  ----
                                                                  $433
                                                                  ====

Fixed charges:
  Dividends on subsidiary's preferred stock (3)                     52
  Interest expense                                                  20
                                                                  ----
                                                                  $ 72
                                                                  ====

Ratio of earnings to fixed charges                                6.01
                                                                  ====


(1)  Minority interest includes dividends on subsidiary's preferred stock.

(2) The fixed charges adjustment to earnings before income taxes excludes the dividends on subsidiary's preferred stock as this amount was not deducted in the determination of earnings before income taxes.

(3) The fixed charges amount for dividends on subsidiary's preferred stock represents the pretax earnings amount which would be required to cover such fixed charges as calculated below:


                Subsidiary's Preferred Stock Dividend Requirement
                -------------------------------------------------
                             100% - Income Tax Rate

     The income tax rate is based on the relationship of the provision for income tax expense to earnings before income taxes for the respective period.



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